Exhibit 99.1

Poniard Pharmaceuticals Receives Notice
from NASDAQ Regarding Minimum Bid Price Rule

Seattle and San Francisco (August 10, 2006) — Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a specialty pharmaceutical company focused on oncology, today announced that it received notice on August 7, 2006, from The Nasdaq Stock Market, Inc. indicating the minimum bid price of the Company’s common stock had fallen below $1.00 for 30 consecutive business days and that the Company therefore is not in compliance with Nasdaq Marketplace Rule 4310(c)(4).

The Company has 180 calendar days, or until February 5, 2007, to regain compliance with Nasdaq Marketplace Rule 4310(c)(4) by having the bid price of its common stock close at $1.00 per share or more for at least 10 consecutive business days.  If compliance is not achieved by this time, Nasdaq will determine if the Company meets the Nasdaq Capital Market initial listing criteria as set forth in Nasdaq Marketplace Rule 4310(c), other than the bid price requirement.  If the Company meets the criteria, it will be granted an additional 180 calendar day compliance period.  If the Company is not eligible for an additional compliance period, or does not regain compliance during any additional compliance period, Nasdaq will provide written notice to the Company that the Company’s common stock will be delisted.  At such time, the Company would be able to appeal the delisting determination to a Nasdaq Listing Qualifications Panel.

On July 27, 2006, the Company announced that its board of directors will seek shareholder approval of an amendment to the Company’s articles of incorporation to effect a one-for-six reverse stock split of the Company’s common stock.  If approved, the Company believes that the reverse stock split may help facilitate compliance with the Nasdaq minimum bid price rule.  A special meeting of Poniard’s shareholders is scheduled to be held on September 22, 2006, to consider the proposed reverse stock split.  Detailed information about the reverse stock split will be contained in the definitive proxy statement to be filed with the Securities and Exchange Commission (SEC).  Company shareholders are urged to read the definitive proxy statement when it becomes available because it will contain important information, including interests of certain persons who may be deemed to be participants in the solicitation of proxies in connection with the proposed reverse stock split.  The proxy statement and other relevant materials (when they become available) may be obtained free of charge by contacting the Company at the address and telephone number below or from the SEC’s website, www.sec.gov.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer.  Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy that provides a differentiated spectrum of activity and an improved safety profile.  An intravenous chemotherapeutic agent, picoplatin is designed to overcome platinum resistance associated with the treatment of solid tumors.  Picoplatin currently is being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancers.  As part of the Company’s strategic goal of building a diverse oncology pipeline, the

Company also is collaborating with the Scripps Florida Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors.  For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s proposed reverse stock split and its potential to help facilitate compliance with  Nasdaq minimum bid price requirements.  The Company’s actual results may differ materially from those indicated in these forward looking statements based on a number of factors, including the outcome of the special meeting of shareholders, market and investor response to the reverse stock split if approved by the shareholders and the other risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2006 Poniard Pharmaceuticals, Inc.  All Rights Reserved.

For Further Information:

Julie Rathbun
Poniard Pharmaceuticals
Corporate Communications
750 Battery Street, Suite 400
San Francisco, CA  94111
206-286-2517
jrathbun@poniard.com

# # #